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                                                                Exhibit 99(l)(5)

                               PURCHASE AGREEMENT

                             LARGE CAP 100 PORTFOLIO
                           LARGE CAP GROWTH PORTFOLIO

          The Glenmede Fund, Inc., a Maryland corporation (the "Company"), and The Glenmede Trust Company, N.A., a Pennsylvania corporation ("Glenmede Trust"), hereby agree with each other as follows:

          1. The Company hereby offers Glenmede Trust and Glenmede Trust hereby purchases one share (the "Share") of the Company's Large Cap 100 Portfolio for $10.00 per share. The Company hereby acknowledges receipt from Glenmede Trust of funds in the total amount of $10.00 in full payment for such Share.

          2. The Company hereby offers Glenmede Trust and Glenmede Trust hereby purchases one Share of the Company's Large Cap Growth Portfolio for $10.00 per share. The Company hereby acknowledges receipt from Glenmede Trust of funds in the total amount of $10.00 in full payment for such Share.

          3. Glenmede Trust represents and warrants to the Company that each Share is being acquired for investment purposes and not with a view to the distribution thereof.

          IN AGREEMENT WHEREOF, and intending to be legally bound hereby, the parties hereto have executed this Agreement as of the ____th day of February, 2004.


                                                THE GLENMEDE FUND, INC.

ATTEST:


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By: Kimberly C. Osborne                         By:      Mary Ann B. Wirts
Title: Executive Vice President                 Title:   President


                                           THE GLENMEDE TRUST COMPANY, N.A.

ATTEST:


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By:                                             By:
Title:                                          Title: